                              CERTIFICATE OF AMENDMENT

                                         OF

                        RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                                SEQUOIA SYSTEMS, INC.

              Sequoia Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of

         Delaware (the "Corporation"), DOES HEREBY CERTIFY:

              FIRST:  That the Board of Directors of said Corporation, at a meeting duly called and held on December 13, 1994, as filed with the minutes of the Board, duly adopted a resolution pursuant to

         Section 242 of the General Corporation Law of the State of

         Delaware ("Delaware Law") proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of the Corporation:

         RESOLVED:      That, subject to stockholder approval, the first
         --------       paragraph of Article FOURTH of the Corporation's
                        Charter be amended to read in its entirety as follows:

                                            ARTICLE IV
                                            ----------

                             The total number of shares of capital stock
                        which the Corporation shall have authority to issue is forty-seven million five hundred thousand (47,500,000) shares, consisting of thirty-five million (35,000,000) shares of common stock, $.40 par value per share ("Common Stock"), and twelve million five hundred thousand (12,500,000) shares of Preferred Stock, $.40 par value per share ("Preferred Stock"), all of which remain available for designation in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware and the Corporation's Certificate of Incorporation, as amended."

              SECOND:  That the foregoing Amendment to the Corporation's

         Restated Certificate of Incorporation was adopted by the holders of a majority of the outstanding shares of Common Stock at the

         Corporation's Special Meeting of Stockholders held on March 29,

         1995 pursuant to notice duly given.

              IN WITNESS WHEREOF, Sequoia Systems, Inc. has caused this

         Certificate to be signed by Richard B. Goldman, its Vice

         President, Finance and Chief Financial Officer and attested by

         Jeremy F. Swett, its Vice President, General Counsel and Secretary

         this 11th day of April, 1995.

                                            SEQUOIA CORPORATION



                                            By: /s/Richard B. Goldman
                                                ---------------------
                                                Richard B. Goldman
                                                Vice President, Finance and
                                                Chief Financial Officer

         ATTEST:



         By: /s/Jeremy F. Swett
             ------------------
             Jeremy F. Swett, Vice
             President and General Counsel

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